EXHIBIT 10
EMPLOYMENT AGREEMENT
     THIS Employment Agreement (this “Agreement”) is entered into effective the 31st day of December, 2008 (the “Effective Date), by and among Camco Financial Corporation, a bank holding company incorporated under the laws of the State of Delaware (“Holding Company”), Advantage Bank, a bank incorporated under the laws of the State of Ohio and a wholly-owned subsidiary of Holding Company (“Advantage”), the principal office of which are located at 6901 Glenn Highway, Cambridge, Ohio, and James E. Huston (the “Executive”), an individual whose residential address is 5533 Stillwater Ave., Westerville, Ohio 43082.
W I T N E S S E T H:
     WHEREAS, the Executive has assumed the responsibilities of President and Chief Executive Officer of Holding Company and Advantage (collectively, “Camco”) effective December 31, 2008; and
     WHEREAS, as a result of the skill, knowledge, experience and performance of the Executive, Camco desires to retain the services of the Executive as President and Chief Executive Officer in accordance with the terms and conditions of this Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Camco and the Executive agree as follows:
     1. Employment and Term. The Executive is employed as the President and Chief Executive Officer of Camco, and the Executive hereby accepts employment as the President and Chief Executive Officer of Camco, pursuant to the terms and conditions of this Agreement. The term of employment (the “Employment Term”) shall begin on December 31, 2008, and shall renew daily, such that the remaining unexpired term of the Agreement shall always be twenty-four (24) months, until the date that Camco gives the Executive written notice of non-renewal (“Non-Renewal Notice”). The Employment Term shall end on the date that is twenty-four (24) months after the date of the Non-Renewal Notice, unless the parties agree that the Employment Term shall end on an earlier date. Each year, at a time of its choosing, Camco’s Board of Directors (the “Board”) or a committee thereof will conduct a performance evaluation of the Executive, and the results of such review shall be noted in the minutes of the meeting of the Board.
     2. Duties of Executive.
          (a) General Duties and Responsibilities. The Executive shall serve as the President and Chief Executive Officer of Camco; shall perform the duties and responsibilities customary for such offices to the best of his ability and in accordance with (i) the policies established by the Board and (ii) all applicable laws and regulations; and shall perform such other duties not inconsistent with his position as may be assigned to him from time to time by the Board.
          (b) Devotion of Time to Camco’s Business. The Executive shall devote his entire productive time, ability and attention during normal business hours throughout the Employment Term to the faithful performance of his duties under this Agreement subject to the direction of the Board. The Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any person or organization without the prior written consent of the Board; provided, however, that the Executive shall not be precluded from: (i) vacations and other leave time in accordance with Section 3(e) hereof; (ii) reasonable participation in community, civic, charitable or similar organizations; (iii) reasonable participation in industry-related activities including, but not limited to, attending industry trade association (national and state) conventions, conferences and committee meetings, and holding positions of responsibility therein; (iv) serving as an officer and/or director of Camco’s subsidiaries; or (v) the pursuit of personal investments that do not interfere or conflict with the performance of the Executive’s duties for Camco.
     3. Compensation, Benefits and Reimbursements.
          (a) Salary. The Executive shall receive an annual salary payable in equal installments not less often than monthly. The amount of the annual salary shall be $295,000 until changed by the Board. Each year throughout the Employment Term, the amount of the Executive’s annual salary shall be reviewed by the Board or a committee thereof, and shall be set at an amount not less than $295,000, based upon the Executive’s responsibilities and individual performance and the overall profitability and financial condition of Camco (the “Annual Review”). The result of the Annual Review shall be reflected in the minutes of the Board.
          (b) Equity. On the 15th business day following execution of this Agreement (the “Grant Date”), Camco shall award the Executive: (i) 50,000 shares of Holding Company common stock pursuant to a Restricted Stock Award Agreement under which the award will vest in equal annual installments over a period of four years, as shown in the table, below; and (ii) an option to acquire 75,000 shares of Holding Company common stock pursuant to a stock option award agreement under which the option will be immediately exercisable at an exercise price equal to the fair market value on the date of grant; such option award shall provide for a term of not less than ten (10) years from the date of grant and shall permit Executive to exercise the options whether or not the Executive remains employed by Camco in any capacity. The vesting schedule referenced above is as follows:
     Restricted Stock Award Vesting Schedule:

Vested Shares	Vesting Date
12,500 shares	First anniversary of the Grant Date
12,500 shares	Second anniversary of the Grant Date
12,500 shares	Third anniversary of the Grant Date
12,500 shares	Fourth anniversary of the Grant Date
Notwithstanding the foregoing vesting schedule, one hundred percent (100%) of Executive’s Restricted Stock Award shall immediately vest in the event of either (a) a Change in Control or (b) the involuntary termination of Executive’s employment by Camco without Just Cause.
          (c) Expenses. In addition to any compensation received under Section 3(a), Camco shall pay or reimburse the Executive for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement including participation in industry-related activities. Such reimbursement shall be made in accordance with the existing policies and procedures of Camco pertaining to reimbursement of expenses to senior management officials, which policies and procedures fully comply with the requirements of Code section 409A and the Treasury Regulations promulgated thereunder. Subject to the foregoing, upon submission of reasonable supporting documentation, Camco shall reimburse the Executive for the reasonable legal fees (based on hourly rates) incurred by him in connection with the initial negotiation and preparation of this Agreement, provided that in no event shall the amount of such reimbursement exceed $15,000.
          (d) Employee Benefit Plans and Performance Bonuses.
               (i) Employee Benefit Program. During the term, the Executive shall be eligible to participate in all formally established employee benefit, bonus, pension and profit-sharing plans and similar programs that are maintained by Camco from time to time, including programs in respect of group health, disability or life insurance, reimbursement of membership fees in civic, social and professional organizations and all employee benefit plans or programs hereafter adopted in writing by the Board, for which senior management personnel are eligible, including any employee stock ownership plan, stock option plan or other stock benefit plan (collectively, the “Benefit Plans”). Notwithstanding the foregoing, the Board may discontinue or terminate at any time any such Benefit Plans, now existing or hereafter adopted, to the extent permitted by the terms of such plans and shall not be required to compensate the Executive for such discontinuance or termination.
               (ii) Performance Bonuses. The Executive’s eligibility for any cash or equity incentive award (collectively “Performance Bonuses”) shall be subject to mutually agreed upon corporate performance objectives. The amount of cash awards payable under such Performance Bonuses shall be based upon performance targets established by mutual agreement. Cash Performance Bonus awards shall range from 0% to 150% of the Executive’s base salary. Executive shall be eligible to earn an Equity Performance Bonus Award of options for shares equaling up to 200% of Executive’s base salary upon meeting mutually agreed performance targets.
          (e) Vacation and Sick Leave. The Executive shall be entitled, without loss of pay, to be absent voluntarily from the performance of his duties under this Agreement, subject to the following conditions:

               (i) The Executive shall be entitled to vacation, the duration of which shall not be less than four weeks each calendar year;
               (ii) Vacation time shall be scheduled by the Executive in a reasonable manner . The Executive shall not be entitled to receive any additional compensation from Camco in the event of his failure to take the full allotment of vacation time in any calendar year nor shall unused vacation time be carried over into any succeeding calendar year; and
               (iii) The Executive shall be entitled to annual sick leave as established by the Board for senior management officials of Camco. In the event that any sick leave time shall not have been used during any calendar year, such leave shall accrue to subsequent calendar years only to the extent authorized by the Board. Upon termination of his employment, the Executive shall not be entitled to receive any additional compensation from Camco for unused sick leave.
          (f) Automobile. During the Employment Term, the Executive shall be entitled to the full-time use of a company-owned automobile. Camco shall be responsible for the automobile’s maintenance and fuel costs, for the cost of obtaining collision and liability insurance for the automobile, as well as additional expenses, as and if permitted by Camco policies, as they may be amended from time to time. Reimbursements to Executive hereunder shall be subject to the existing Code section 409A-compliant policies and procedures of Camco under Section 3(c), above.
          (g) Club Membership. During the Employment Term, Camco shall pay the Executive’s membership dues at the Cambridge Country Club and one other mutually agreed upon club in Columbus, Ohio, provided that the aggregate amount of dues paid by Camco shall not exceed $8,000 per year and shall not include any other costs, expenses or assessments. Reimbursements to Executive hereunder shall be subject to the existing Code section 409A-compliant policies and procedures of Camco under Section 3(c), above.
          (h) Salary Continuation. As soon as practicable after the date of this Agreement, Camco and the Executive shall enter into a salary continuation agreement that provides for a benefit vesting 20% each year over a five year period. Upon full vesting and the termination of the Employment Term (except where such termination is for Just Cause), the Executive’s payment shall equal $20,000 per year for 15 years. Executive shall not be eligible for any Salary Continuation under this section in the event he is terminated for Just Cause, as that term is defined in this Agreement. The Salary Continuation benefit and the vesting thereof are illustrated as follows:

Vested Benefit	Vesting Date
$4,000 per year	First anniversary of Effective Date
$8,000 per year	Second anniversary of Effective Date
$12,000 per year	Third anniversary of Effective Date
$16,000 per year	Fourth anniversary of Effective Date
$20,000 per year	Fifth anniversary of Effective Date
          Notwithstanding the foregoing vesting schedule, one hundred percent ($100%) of Executive’s Salary Continuation benefit shall immediately vest in the event of either (a) a Change in Control or (b) the involuntary termination of Executive’s employment by Camco without Just Cause.
     4. Termination of Employment. In addition to Camco’s right to terminate the employment of the Executive at the end of the Employment Term, Camco may terminate the employment of the Executive at any other time during the Employment Term. In the event that Camco terminates the employment of the Executive during the Employment Term because of the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure or refusal to perform the duties and responsibilities assigned in this Agreement, willful violation of any law, rule, regulation or final cease-and-desist order (other than traffic violations or similar offenses), conviction of a felony or for fraud or embezzlement, refusal to perform the duties and responsibilities assigned in this Agreement, or material breach of any provision of this Agreement (collectively, “Just Cause”), the Executive shall have no right to receive any compensation or other benefits for any period after such termination. If Camco terminates the employment of the Executive during the Employment Term for any reason other than Just Cause, or if the Executive terminates his employment for Good Reason (hereinafter defined), the Executive shall be entitled to the following:

          (a) General. For purposes of this Agreement, (i) a termination of employment shall mean the Executive’s separation from service, as that phrase is defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation (“Treas. Reg.”) Section 1.409A-1(h) and based on the presumptions set forth therein; and (ii) any reference to a termination by or from Camco shall include a termination by or from Camco, and any other entity that, along with Camco, would be considered a “service recipient” within the meaning of Section 409A of the Code and Treas. Reg. Section 1.409A-1(f).
          (b) Termination After Change of Control. If, in connection with or within one year of a Change of Control (hereinafter defined) of Camco, Camco terminates the employment of the Executive for any reason other than Just Cause, or if the Executive elects to terminate his employment for Good Reason, then the following shall occur:
               (i) Camco shall promptly, but no more than thirty (30) days following the Executive’s termination, pay to the Executive or to his beneficiaries, dependents or estate an amount equal to two (2.0) times the Executive’s “base amount” as such term is defined in Section 280G of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder; moreover, an additional amount not to exceed 0.99 times the Executive’s “base amount,” may be awarded at the complete discretion of the Board, such that the total amount payable under the forepart of this paragraph shall not exceed 2.99 times the Executive’s “base amount”. Notwithstanding the foregoing, if a Change of Control occurs prior to December 31, 2010 and the value of the total stock and cash consideration to be received in exchange for each share of Holding Company common stock is less than $8.00 on the earlier of (A) the date an agreement for the Change of Control is executed or (B) the date the Change of Control occurs, then the Executive’s termination pay shall instead be an amount equal to one (1.0) times the Executive’s “base amount” plus an additional amount not to exceed 0.5 times Executives “base amount” (which latter amount may be awarded at the complete discretion of the Board), such that the total amount payable under the second part of this paragraph shall not exceed 1.50 times the Executive’s “base amount.”
               (ii) Camco shall provide to the Executive and his eligible dependents health, life and disability insurance benefits substantially equal to those being provided to the Executive and his eligible dependents immediately prior to the occurrence of the Change of Control, at Camco’s expense and as if the Executive were still employed under this Agreement until the earliest of (A) 18 months or (B) that date on which the Executive is eligible to be included in another employer’s benefit plans as a full-time employee. In no event shall this period extend beyond the period of time during which the Executive would be entitled to continuation coverage under the group health plan of Camco under Section 4980B (COBRA) of the Code. The continuation of life and disability insurance benefits shall be subject to the following: (1) the benefits provided during any taxable year of the Executive may not affect the benefits to be provided in any other taxable year of the Executive; (2) any payment or reimbursement with respect to a benefit shall be made on or before the last day of the taxable year of the Executive following the taxable year of the Executive in which the expense being paid or reimbursed was incurred; and (3) the right to a benefit may not be subject to liquidation or exchange for another benefit.
               The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement, whether in this paragraph or elsewhere in this Agreement, by seeking other employment or otherwise, nor shall any amounts received from other employment or otherwise by the Executive offset in any manner the obligations of Camco hereunder, except as specifically stated in subsection (ii) of this subsection (b).
               A “Change of Control” shall mean any one of the following events: (A) the acquisition of ownership or power to vote more than 50% of the voting stock of Holding Company or Advantage; (B) the acquisition of the ability to control the election of a majority of the directors of Holding Company or Advantage; (C) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Holding Company or Advantage cease for any reason to constitute at least a majority thereof; provided, however, that any individual whose election or nomination for election as a member of the Board of Directors of Holding Company or Advantage was approved by a vote of at least two-thirds of the directors then in office shall be considered to have continued to be a member of the Board of Directors of Holding Company or Advantage; (D) the merger of either of Holding Company or Advantage into, or the consolidation of either of Holding Company or Advantage with, another corporation, or the merger of another corporation into either of Holding Company or Advantage, on a basis whereby less than 50% of the total voting power of the surviving corporation is represented by shares held by former stockholders of Holding Company prior to such merger or consolidation; (E) the acquisition by any person or entity of the power to direct either of Advantage’s management or policies, if the Board of Directors has made a determination that such acquisition constitutes or will constitute an acquisition of control of either of Holding Company or Advantage for the purpose of the Bank Holding Company Act or the Change in Bank Control Act and the regulations thereunder; or (F) Advantage shall have sold substantially all of its assets. For purposes of this paragraph, the term “person” refers to an individual or corporation, partnership, trust, association, joint venture, pool, syndicate or other organization or entity. For purposes of this Agreement and in the context of a Change of Control, the term “substantially all” means at least 80%.
               Notwithstanding the foregoing, in no event shall the ownership of stock of Advantage by Holding Company or the ownership of stock of Holding Company by an employee benefit plan sponsored or maintained by Advantage or Holding Company constitute a Change of Control.
               “Good Reason” shall be deemed to exist if, within one year following a Change of Control, any of the following occurs, without the prior written consent of the Executive: (A) a material diminution in the Executive’s base compensation; (B) a material diminution in the Executive’s authority, duties, or responsibilities as President and Chief Executive Officer; (C) a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board; (D) a material change in the geographic location at which the Executive must perform the services; or (E) any other action or inaction that constitutes a material breach of this Agreement. Notwithstanding the foregoing, Good Reason shall not exist unless the Executive provides Camco with notice of the existence of the condition constituting Good Reason within a period not to exceed 90 days of the initial existence of the condition and gives Camco a period of at least 30 days during which it may remedy the condition and not be required to pay the compensation or provide the benefits described in this Section.
          (c) Termination without Change of Control. In the event Camco terminates the employment of the Executive for any reason other than Just Cause and the termination is not covered by the provisions of subsections (b), (d) or (e) of this Section 4, Camco shall be obligated to (i) pay to the Executive a lump sum payment equal to Executive’s then current annual salary for the number of months remaining in the Employment Term as of the date of the termination within ninety (90) days following the date of the Executive’s termination; and (ii) provide to the Executive and his eligible dependents, at Camco’s expense and subject to the provisions of Section 4(b)(ii), health, life and disability insurance benefits substantially equal to those being provided to the Executive and his eligible dependents at the date of termination of his employment until the earliest of (A) 18 months, (B) the end of the Employment Term under this Agreement pursuant to Section 1 of this Agreement or (C) that date on which the Executive is eligible to be included in another employer’s benefit plans as a full-time employee. The payments described in this Section 4(c) shall first be treated as “separation pay” within the meaning of Section 409A to the maximum extent permitted by law.
          (d) Death of the Executive. The Employment Term automatically terminates upon the death of the Executive. In the event of such death, the Executive’s estate shall be entitled to receive the compensation due the Executive through the last day of the calendar month in which the death occurred, which shall be payable in a lump sum within thirty (30) days following the date of the Executive’s death.
          (e) Medically Diagnosable Condition: Inability of the Executive to Perform Duties. If the Executive is unable to perform his duties as set forth in Section 2 of this Agreement because of a medically diagnosable physical or mental condition for a period of one hundred eighty (180) consecutive days or more, Camco shall have the right to terminate the employment of the Executive by giving him written notice. In the event that the employment of the Executive is terminated by Camco before the end of the Employment Term as provided in this Section 4(e), and if the Executive signs a mutual general release as required by Section 4(g) of this Agreement, Camco shall be obligated: (i) to pay to the Executive a lump sum payment equal to 50% of his then current annual salary, within ninety (90) days following the date of the Executive’s termination; and (ii) provided the Executive and/or any eligible dependents properly elect COBRA coverage, until the earlier of the 18 month anniversary of the termination of the Executive’s employment or the Executive’s becoming employed full-time by another employer, to provide to the Executive and/or his dependents at the Executive’s expense and subject to the provisions of Section 4(b)(ii), health, life and disability benefits substantially equal to those being provided to the Executive at the date of termination of his employment. Camco’s obligation to provide life and disability benefits shall be contingent on the Executive and/or his dependents being insurable at standard rates and being insurable in Camco’s group insurance plans. The Executive shall not be entitled to payment pursuant to this section if the Executive voluntarily terminates his employment due to such a medically diagnosable physical or mental condition.
          (f) “Golden Parachute” Provisions.
               (i) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and applicable regulations of the Federal Deposit Insurance Corporation or the Board of Governors of the Federal Reserve.

               (ii) In the event that payments pursuant to Section 4, alone or in combination with any other compensation, would result in the imposition of a penalty tax pursuant to Section 280G(b)(3) of the Code and the regulations promulgated thereunder (collectively, “Section 280G”), such payments shall be reduced to the maximum amount that may be paid under Section 280G without exceeding such limits. For purposes of this Section, any determination that a payment is subject to Section 280G and any determination of the maximum amount that may be paid under Section 280G shall be made in writing by the principal certified accounting firm selected by Camco in its sole discretion. In the event a reduction in payments is necessary in order to comply with the requirements of this Agreement relating to the limitations of Section 280G or applicable regulatory limits, the reduction shall be made consistent with the requirements of Section 409A. In the event that a reduction in payments is necessary in order to comply with the requirements of this Agreement relating to the limitations of Section 280G of the Code or applicable regulatory limits, the limitation shall first be applied to reduce payments that are not subject to Section 409A of the Code and, thereafter, shall be applied to reduce payments that are subject to Section 409A of the Code on a pro rata basis.
          (g) Payments Conditioned on General Mutual Release. As a condition precedent to the payment by Camco to the Executive of any amounts and/or the providing to the Executive and/or his dependents any benefits provided in Section 4 of this Agreement, the Executive and Camco shall execute a valid General Mutual Release of any and all claims by and between the parties in a form prescribed by Camco, which shall be signed and returned to Camco within 45 days after the Executive’s termination.
     5. Special Regulatory Events. Notwithstanding Section 4 of this Agreement, the obligations of Camco to the Executive shall be as follows in the event of the following circumstances:
          (a) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of Camco’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (the “FDIA”), Camco’s obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Camco may, in its discretion, pay the Executive all or part of the compensation withheld while the obligations in this Agreement were suspended and reinstate, in whole or in part, any of the obligations that were suspended.
          (b) If the Executive is removed and/or permanently prohibited from participating in the conduct of Camco’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, all obligations of Camco under this Agreement shall terminate as of the effective date of such order; provided, however, that vested rights of the Executive shall not be affected by such termination.
     6. Consolidation. Merger or Sale of Assets. Nothing in this Agreement shall preclude Camco from voluntarily or involuntarily consolidating with, merging into, or transferring all, or substantially all, of its assets to another corporation that assumes all of Camco’s obligations and undertakings hereunder. Upon such a consolidation, merger or transfer of assets, the term “Camco” as used in this Agreement, shall mean such other corporation or entity and this Agreement shall continue in full force and effect.
     7. Confidential Information. The Executive acknowledges that during his employment he has learned, will learn and will have access to confidential information regarding Camco and its customers and business. The Executive agrees and covenants not to disclose or use for his own benefit or the benefit of any other person or entity any confidential information, unless or until Camco consents to such disclosure or use or such information becomes common knowledge in the industry or is otherwise legally in the public domain. The Executive shall not knowingly disclose or reveal to any unauthorized person any confidential information relating to Camco, its subsidiaries or affiliates, or to any of the businesses operated by them, and the Executive confirms that such information constitutes the exclusive property of Camco. The Executive shall not otherwise knowingly act or conduct himself (i) to the material detriment of Camco, its subsidiaries or affiliates or (ii) in a manner which is inimical or contrary to the interests of Camco.
     8. Non-Competition and Non-Solicitation.
          (a) During the Employment Term of this Agreement, and for a period of 24 months following the termination of the Executive’s employment with Camco, and regardless of the reason for that termination, the Executive covenants and agrees not to, either directly or indirectly, for himself or through, on behalf of, or in conjunction with, any person, persons, or organization, (i) own, operate, maintain, consult with, be employed by engage in, or have any other interest (whether as an owner, shareholder, officer, director, partner, member, employee, joint venturer, beneficiary, independent contractor, agent, or any other interest) and whether or not for compensation engage in any Competing Business,

(ii) solicit, contact, call upon, communicate with or attempt to communicate with any Customer of Camco for the purpose of providing products and/or services provided to its Customers of Camco, and/or (iii) solicit any person who is then an employee of Camco or who has been an employee of Camco at any time within the six months of such solicitation for the purpose of inducing such person to become an employee of, consultant to, or contractor for a Competing Business. For purposes of this Agreement, Competing Business means any person, business, firm, or enterprise located within a twenty-five (25) mile radius of Cambridge, Ohio, that is engaged in or is about to become engaged in the banking and/or financial services industry, including but not limited to, financial accounts, loans, credit and debit cards, employee benefits administration, payroll processing, merchant accounts, investment and brokerage services, financial planning, trust and estate services, retirement planning, and insurance products and services . Customer means each and every person who, or entity which, at any time during the 18 months immediately preceding the termination of the Executive’s employment with Camco did business with Camco.
          (b) The Executive and Camco agree that: (i) the covenants and agreements of the Executive contained in this Agreement are reasonably necessary to protect the interests of Camco in whose favor said covenants and agreements are imposed in light of the nature of Camco’s business and the involvement of the Executive in such business; (ii) the restrictions imposed by this Agreement are reasonable and necessary to protect the legitimate business interests of Camco and that they are not greater than are necessary for the protection of Camco in light of the substantial harm that Camco will suffer should the Executive breach any of the provisions of said covenants or agreements; (iii) the covenants and agreements of the Executive contained in this Agreement form material consideration for this Agreement; (iv) the periods and any geographical areas of restriction contained in this Agreement are fair and reasonable in that they are reasonably required for the protection of Camco; and (v) the nature, kind and character of the activities in which the Executive is prohibited from engaging are reasonable and necessary to protect Camco.
          (c) The Executive and Camco acknowledge that a breach by the Executive or Camco of any of the terms or conditions of this Agreement will result in irreparable harm to Camco or the Executive and that the remedies at law for such breach may not adequately compensate Camco or the Executive for damages suffered. Accordingly, the Executive and Camco agree that in the event of such breach, the Executive or Camco shall be entitled to seek injunctive relief or such other equitable remedy as a court of competent jurisdiction may provide. If all or a portion of any of the restrictions and agreements of the Executive or Camco contained in this Agreement, including but not limited to this Section 8 are held to be unreasonable or unenforceable by a court of competent jurisdiction in a final order to which the Executive or Camco is a party, the Executive and Camco expressly agree to be bound by any lesser agreement or restriction subsumed within the terms of the invalidated provision to the maximum extent permitted by law as if the resulting covenants were originally and separately stated in this Agreement. The Executive and Camco further agree that should a court issue any such injunctive relief, the Executive and Camco shall not be required to post any surety bond or other security for the injunctive relief to take effect. Nothing contained herein will be construed to limit the rights of the Executive or Camco to any remedies at law, including the recovery of damages and attorneys’ fees for breach of this Agreement.
          (d) Notwithstanding anything to the contrary contained in this Agreement, Sections 7 and 8 shall remain in effect following the termination of this Agreement.
     9. Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, his beneficiaries or legal representatives without Camco’s prior written consent; provided, however, that nothing in this Section 9 shall preclude (i) the Executive from designating a beneficiary to receive any benefits payable hereunder upon his death or (ii) the executors, administrators or other legal representatives of the Executive or his estate from assigning any rights hereunder to the person or persons entitled thereto.
     10. No Attachment. Except as required by law, no right to receive payment under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process of assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.
     11. Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Executive and Camco and their respective permitted successors and assigns.
     12. Arbitration and Legal Expenses. Any dispute or controversy arising under or in this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Camco shall promptly pay all legal fees and expenses (including the costs of experts, evidence and counsel) that the Executive may incur as a result of the Executive or Camco contesting the validity or enforceability of this Agreement or the Executive seeking to obtain any right or benefit provided by this Agreement if an arbitrator or a court of competent jurisdiction renders a final decision in favor of the Executive with respect to any such contest, or to the extent agreed upon by Camco and the Executive in an agreement of settlement with respect to any such contest. Any reimbursement of legal fees and expenses pursuant to this Section 12 shall be subject to the following: (i) the legal fees and expenses must related to a claim brought within the period described in Section 13; (ii) the amount of legal fees and expenses eligible for reimbursement provided during any taxable year of the Executive may not affect the amount of legal fees and expenses eligible for reimbursement in any other taxable year of the Executive; (iii) any reimbursement of an eligible legal fee or expense shall be made on or before the last day of the taxable year of the Executive following the taxable year of the Executive in which the legal fee or expense being reimbursed was incurred; and (iv) the right to such reimbursement may not be subject to liquidation or exchange for another benefit.
     13. Limitation Period. Executive agrees to bring any claim, suit, arbitration or other action arising out of this Agreement or his employment with Camco within one (1) year of the date of any alleged breach of this Agreement by the Employer.
     14. Section 409A of the Code. The compensation and benefits payable pursuant to this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code, to the extent applicable, and, to the maximum extent permitted by law, shall be interpreted in a manner that results in its continued compliance with or exemption from the requirements of that section. In the event it is determined that any compensation or benefit payable pursuant to this Agreement is deferred compensation subject to Section 409A of the Code and that the Executive is a “specified employee,” within the meaning of Section 409A of the Code, then the payments of such amount or the provisions of such benefits shall not be made until the first business day that is six months following the date of the Executive’s termination or, if earlier, the date of the Executive’s death. With respect to such determination, the “specified employee effective date” and the “specified employee identification date” (as those terms are defined in the Treasury Regulations promulgated under Section 409A of the Code) shall be December 31 and April 1, respectively. For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
     15. Amendment of Agreement. This Agreement may not be modified or amended, except by an instrument in writing signed by the parties hereto.
     16. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver, unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than the act specifically waived.
     17. Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect the other provisions of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with applicable law, continue in full force and effect. If this Agreement is held invalid or cannot be enforced, then any prior agreement between Camco (or any predecessor thereof) and the Executive shall be deemed reinstated to the full extent permitted by law, as if this Agreement had not been executed.
     18. Headings. The headings of the paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
     19. Governing Law. This Agreement has been executed and delivered in the State of Ohio, and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Ohio, except to the extent that federal or Delaware law is governing.
     20. Effect of Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes any prior Employment Agreement between Camco, or any predecessor of Camco, and the Executive.
     21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, Camco has caused this Agreement to be executed by its duly authorized officers, and the Executive has signed this Agreement, all as of the day and year first above written.

Attest:	CAMCO FINANCIAL CORPORATION

/s/ Donald Schneider	By:	/s/ Susan J. Insley

Attest:	ADVANTAGE BANK

/s/ Donald Schneider	By:	/s/ Susan J. Insley

Attest:	EXECUTIVE:

/s/ Sharon K. Chorey	/s/ James E. Huston